Exhibit 10.52
September 18, 2008
Mr. Jon Feltheimer
Los Angeles, California 90049
RE: Amendment of Employment Agreement
Dear Mr. Feltheimer,
     Reference is hereby made to that certain agreement (the “Agreement”) dated as of September 20, 2006 between Lions Gate Entertainment Corp. (“Lions Gate”) and Jon Feltheimer (“Feltheimer”) with respect to Feltheimer’s employment by Lions Gate. The purpose of this letter agreement is, for good and valuable consideration, to amend certain provisions of the Agreement as follows:
     1. Section 6 of the Agreement is hereby amended and restated, effective immediately, to include the following Sections 6(e):
“(e) Acceleration of Vesting Upon Death. In the event that this Agreement is terminated pursuant to Section 14(a)(i) below, all RSUs and Options granted to Feltheimer pursuant to this Agreement, to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.”
     Except as specifically amended hereby, the Agreement shall remain in full force and effect without modification. This letter constitutes the entire agreement among the parties with respect to modification of the Agreement and any other matters related thereto, and supersedes all prior negotiations and understandings of the parties in connection therewith.
AGREED AND ACCEPTED:

/s/ Jon Feltheimer
JON FELTHEIMER
Lions Gate Entertainment Corp.

/s/ Wayne Levin
By WAYNE LEVIN
Executive Vice-President and General Counsel